[KOGER LOGO]

KOGER EQUITY, INC.

225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

Contact:
Thomas C. Brockwell
Executive Vice President
Koger Equity, Inc.
(561) 395-9666

EXHIBIT 99

NEWS

Koger Equity, Inc. Amends Shareholder Rights Plan

BOCA RATON, Fla.—(BUSINESS WIRE)—May 12, 2004—Koger Equity, Inc. (NYSE:KE) announced today that its Board of Directors has approved an amendment to the Company’s Shareholder Rights Plan to (1) remove the so-called “dead-hand” feature from the Plan and (2) provide that a committee comprised of independent directors will evaluate at least every three years whether the Plan continues to be in the best interests of the Company and its shareholders (referred to as a “TIDE” feature). The Board believes these two plan amendments promote good corporate governance and reassure shareholders that the Plan’s usefulness will be regularly tested by independent directors.

The Plan is designed to ensure that all shareholders receive fair and equal treatment in the event of a proposed takeover. The Board believes that the Plan, as amended, should be kept in place and judged the “dead-hand” feature to be unnecessary. The “dead-hand” feature is designed to prevent a new Board of Directors elected following a contest for control (e.g. a successful proxy fight) from redeeming or amending the “rights” under the Plan without the consent of the directors who were in place before the takeover attempt.

Separately, the Board also approved an amendment to the Company’s by-laws whereby the Company will opt out of the application of the Florida “Control Share Act”. The act prohibits the voting of shares acquired in a “control share acquisition”, unless a majority of the disinterested shareholders approves the granting of full voting rights to the acquirer.

Tom Crocker, Chief Executive Officer, commented, “After careful review with independent advisors, the Nominating and Corporate Governance Committee of our Board of Directors recommended these changes to the full Board as part of their ongoing effort to promote good governance and to ensure that the interests of management are fully aligned with those of the Company’s shareholders.”

About Koger Equity

Koger Equity, Inc. owns or has interests in 132 office buildings, containing 10.4 million rentable square feet, primarily located in 20 suburban office projects and two urban centers in 12 metropolitan areas in the Southeastern United States, Texas and Maryland.

For more information about Koger Equity, contact its website at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

CONTACT: Koger Equity, Inc., Boca Raton

Tom Brockwell, 561/447-1811

SOURCE: Koger Equity, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Koger Equity, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.